                              OppenheimerFunds, Inc.
                             Two World Financial Center
                             225 Liberty Street, 11th Floor
                             New York, New York 10281-1008

June 15, 2006

The Board of Trustees
Oppenheimer Transition 2030 Fund
6803 S. Tucson Way
Centennial, CO 80112-3924

To the Board of Trustees:

     OppenheimerFunds,  Inc.  ("OFI")  hereby offers to purchase  10,000 Class A shares, 100 Class B shares, 100 Class C shares, 100 Class N shares and 100 Class
Y shares of Oppenheimer  Transition 2030 Fund (the "Fund"), at a net asset value per share of $10.00 for such class, for an aggregate purchase price of $104,000.

     In connection with such purchase, OFI represents that such purchase is made for  investment  purposes by OFI without any present  intention  of redeeming or selling such shares.

                                        Very truly yours,

                                        OppenheimerFunds, Inc.

                                        By: /s/ Robert G. Zack
                                       _____________________________________
                                          Robert G. Zack
                                          Executive Vice President
                                          and General Counsel